EXHIBIT 11

                          HEALTH RISK MANAGEMENT, INC.
                     COMPUTATION OF EARNINGS PER SHARE (EPS)
                                   (Unaudited)

                                                   Primary EPS                       Fully Diluted EPS
                                               Three Months Ended                   Three Months Ended
                                                   September 30                        September 30
                                        ----------------------------------      ----------------------------
                                             1997              1996                 1997          1996
                                             ----              ----                 ----          ----

Earnings (in thousands):
   Earnings for period indicated          $         572       $       438        $       572    $       438
                                                   ====               ===                ===            ===

Number of Shares:
   Weighted average number of
     shares of common stock
     outstanding                              4,495,736         4,183,112          4,495,736      4,183,112
   Weighted average number of
     shares of common stock
     equivalents                                140,511           172,498            140,511        229,593
                                              ---------         ---------          ---------      ---------

   Number of shares included in
     per share computation for
     the period indicated                     4,636,247         4,355,610          4,636,247      4,412,705
                                              =========         =========          =========      =========

Net earnings per share                    $        0.12       $      0.10        $      0.12    $      0.10
                                                   ====              ====               ====           ====